CRAiLAR Officer
Ted Sanders, CFO
(503) 387-3941
ir@crailar.com

CRAiLAR TECHNOLOGIES TO HOST INVESTOR UPDATE CALL ON THURSDAY, NOVEMBER 7 AT 5:00 PM EDT

Victoria, B.C. and Portland, Ore. (November 4, 2013) - CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR(R) Flax fiber The Friendliest Fiber On The Planet(TM), announced that the Company will host a conference call on November 7, 2013 at 5:00 pm EDT, to discuss the Company's progress over the last quarter.

CRAiLAR's CEO Ken Barker and CFO Ted Sanders will host the call. To participate, please use the information below:

Date: Thursday, November 7, 2013

Time: 5:00 pm EDT

US Dial-In: 1-888-428-7458

International Dial-In: +1-862-255-5400

Conference ID: Participants must ask for the CRAiLAR Technologies Inc. Third Quarter 2013 Conference Call

Webcast: http://public.viavid.com/index.php?id=106834

Please dial or log in at least 10 minutes before the call to ensure timely participation

For Listen Only, please use:

US Listen Only Dial-In: 1-888-645-4404

International Listen Only Dial-In:+1-862-255-5395

A playback of the call will be available until 11:59 ET on November 21, 2013. To listen, call +1-877-870-5176 within the United States or +1 858-384-5517 when calling internationally. Please use the replay PIN number 38864995. The playback of the call will also be made available on the investor relations section of the Company's website.

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc. offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Tuscarora Yarns, Target Corp. and Kowa Company for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp., Cotswold Industries, Cone Mills and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

Safe Harbor Statement
This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: completion of a definitive agreement and acquisition of the European Wet Processing facility, any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

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